SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(A)
             of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant | |

Check the appropriate box:
  | | Preliminary Proxy Statement
  | | Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
  |X| Definitive Proxy Statement
  | | Definitive Additional Materials
  | | Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2


                           SOMERA COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
| |  Fee computed on table below per Exchange  Act Rules  14a-6(i)(4)  and 0-12.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

| |  Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                  [SOMERA LOGO]

                              --------------------

        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 22, 2002

                              --------------------

TO THE STOCKHOLDERS OF SOMERA COMMUNICATIONS, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Somera Communications, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 22, 2002, at 4:00 p.m., local time, at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California, for the following purposes:

         1. To elect two (2) Class III  directors to serve for the ensuing three
(3) years and until such director's successor is duly elected and qualified.

         2.  To  ratify  the  appointment  of   PricewaterhouseCoopers   LLP  as
independent accountants for the Company for the 2002 fiscal year.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on March 27, 2002 are entitled to notice of and to vote at the meeting.

         All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                               FOR THE BOARD OF DIRECTORS


                                               JEFFREY D. SAPER
                                               Secretary

Santa Barbara, California
April 18, 2002

--------------------------------------------------------------------------------
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

                           SOMERA COMMUNICATIONS, INC.
                              5383 Hollister Avenue
                         Santa Barbara, California 93111
                                 (805) 681-3322

                              --------------------

                            PROXY STATEMENT FOR 2002
                         ANNUAL MEETING OF STOCKHOLDERS

                              --------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed Proxy is solicited on behalf of the Board of Directors of Somera Communications, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held May 22, 2002 at 4:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California.

         These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 2001, including financial statements, were mailed on or about April 18, 2002 to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

         Stockholders of record at the close of business on March 27, 2002 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 48,793,960 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

         Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

         Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. Stockholders do not have the right to cumulative voting in the election of directors.

         The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone or telegram.

Quorum; Abstentions; Broker Non-Votes

         The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date.

Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

         Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

         The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a manner consistent with such holding. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Deadline For Receipt Of Stockholder Proposals

         Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2003 Annual Meeting must be received in proper form by the Secretary of the Company no later than February 21, 2003 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

Nominees

         Two (2) Class III directors are to be selected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two (2) nominees named below, each of whom is currently a director of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the substitute nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director at this meeting will continue until the Annual Meeting of Stockholders held in 2005 or until the director's successor has been elected and qualified.

Vote Required; Recommendation of Board of Directors

         The two (2) candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors, and pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW:

              Name of Nominee                  Age                  Principal Occupation
              ---------------                  ---                  --------------------
Dan Firestone............................      40    Executive Chairman of the Board, Somera Communications, Inc.
Walter G. Kortschak......................      42    Managing Partner, Summit Partners, L.P.

         Set forth below are each nominee's principal occupation during the past five (5) years. There are no family relationships among any directors or executive officers of the Company.

         Dan Firestone co-founded Somera Communications in July 1995, and has served as our Executive Chairman of the Board since September 2001. Mr. Firestone served as our Chief Executive Officer from 1996 until September 2001, served as our President from December 1998 until September 2001, and has served as our Chairman of the Board since our inception. From 1994 to the present, Mr. Firestone has also operated SDC Business Consulting, a private business consulting firm. In 1984, Mr. Firestone co-founded Century Computer Marketing, a distributor of computer service spare parts and related products, and served as its Chief Executive Officer until May 1994.

         Walter G. Kortschak has served as a director of Somera Communications since July 1998. Mr. Kortschak is a Managing Partner and Managing Member of various entities affiliated with Summit Partners, L.P., a private equity capital firm in Palo Alto, California, where he has been employed since June 1989. Summit Partners, L.P., and its affiliates manage a number of venture capital funds, including Summit Ventures V, L.P., Summit V Advisors (QP) Fund, L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. Mr. Kortschak holds a B.S. in engineering from Oregon State University, an M.S. in engineering from The California Institute of Technology and an M.B.A. from the University of California, Los Angeles.

Directors Not Standing for Election

         The members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.

                                               Class and Year in
             Name                  Age          Which Term Expires                   Principal Occupation
             ----                  ---          ------------------                   --------------------
Barry Phelps...................    54       Class II, 2004             Chief Operating Officer and President, Broadband
                                                                       Division, Spirent Communications, a subsidiary
                                                                       of Spirent PLC
Gil Varon......................    40       Class II, 2004             Vice President, Wireline Division, Somera
                                                                       Communications, Inc.
Rick Darnaby...................    50       Class I, 2003              President and Chief Executive Officer, Somera
                                                                       Communications, Inc.
Peter Y. Chung.................    34       Class I, 2003              General Partner, Summit Partners, L.P.

         Barry Phelps has served as a director of Somera Communications since July 1999. Mr. Phelps has been the Chief Operating Officer and President, Broadband Division, Spirent Communications, a subsidiary of Spirent PLC (following Spirent's acquisition of Netcom Systems), since January 2000. Prior to that Mr. Phelps was President and Chief Executive Officer of Netcom Systems, Inc., a network performance analysis company in Calabasas, California, where he had been employed since November 1996. Before he became President and Chief Executive Officer in November 1997, Mr. Phelps served as the Vice President, Finance and Chief Financial Officer of Netcom Systems. Prior to joining Netcom Systems, from February 1992 to November 1996, Mr. Phelps served as Chairman and Chief Executive Officer of MICOM Communications Corporation, a data communications equipment company which was acquired by Nortel Networks in June 1996. Mr. Phelps holds a B.S. in mathematics from St. Lawrence University and an M.B.A. from the University of Rochester.

         Gil Varon co-founded Somera Communications in July 1995, served as our President from July 1995 until December 1998, has served as our Vice President, Wireline Division since January 1999, and has served as one of our directors since our inception. From 1995 until the present, Mr. Varon has also served as a Senior Sales Manager. From May 1994 to June 1995, Mr. Varon served in sales and procurement positions for Aurora Electronics, Inc. From 1985 until May 1994, Mr. Varon served as a Group Sales Manager at Century Computer Marketing.

         Rick Darnaby has served as our President and Chief Executive Officer since joining Somera Communications in September 2001. Prior to joining Somera, Mr. Darnaby was employed in a number of positions at Motorola, Inc. From December 1999 to April 2001, Mr. Darnaby served as Regional President, Senior Vice President & General Manager - EMEA for the personal communications business, from February 1998 to December 1999, Mr. Darnaby served as Senior Vice President & General Manager, Consumer Solutions Group, and from November 1996 to January 1998, Mr. Darnaby served as Corporate Vice President & Director, Global Brand Management for Motorola. From 1994 to 1996, Mr. Darnaby served as President, and from 1991 to 1994 served as an executive in various capacities for The Nutrasweet Group. From 1989 to 1991, Mr. Darnaby served as President & Chief Executive Officer of Monsanto, Canada, Inc. Prior to 1989, Mr. Darnaby served in various positions of management for Monsanto Company. Mr. Darnaby holds a B.S. degree in business administration and an M.B.A. from Oklahoma State University. Mr. Darnaby also holds an Advanced Management Degree in International Business from I.N.S.E.A.D. (Institute of European Administration) Fountainbleau, France.

         Peter Y. Chung has served as a director of Somera Communications since July 1998. Mr. Chung is a General Partner and Member of various entities affiliated with Summit Partners, L.P., a private equity capital firm in Palo Alto, California, where he has been employed since August 1994. Summit Partners, L.P., and its affiliates manage a number of venture capital funds, including Summit Ventures V, L.P., Summit V Advisors (QP) Fund, L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. From August 1989 to July 1992, Mr. Chung worked in the Mergers and Acquisitions Department of Goldman, Sachs & Co. Mr. Chung also serves as a director of Ditech Communications Corporation, a developer of echo cancellation and optical networking equipment, Sirenza Microdevices, Inc., a designer and supplier of high performance radio frequency components for communications equipment and ADVA AG Optical Networking, an optical networking systems company. Mr. Chung holds an A.B. from Harvard University and an M.B.A. from Stanford University.

Compensation of Directors

         Except for reimbursement of reasonable expenses incurred in connection with serving as a director and the grant of stock options, our directors are not compensated for their service as directors.

Board Meetings and Committees

         Somera Communications held four board meetings during fiscal 2001. During 2001, each Board member, except Mr. Phelps, attended 75% or more of the meetings held by the Board (at a time when he was a director), and each committee member, except Mr. Phelps, attended 75% or more of the meetings held by the committees on which he served.

         The Audit Committee, which consists of Messrs. Chung, Phelps and Kortschak (who was elected to the Audit Committee in May 2001), was formed in October 1999 and held four meetings during fiscal 2001. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent auditors, recommends resolutions for any disputes between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with the auditors, including their engagement and discharge.

         The Compensation Committee, which consists of Messrs. Kortschak and Phelps, was formed in October 1999 and held four meetings during fiscal 2001. The Compensation Committee develops and monitors compensation arrangements for the officers and directors of the Company, including preparation of proper reports or other disclosure required by the Compensation Committee in accordance with applicable proxy or other rules of the Securities and Exchange Commission ("SEC") and monitors stock option activity for the Company.

                                  PROPOSAL TWO:

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the 2002 fiscal year. This appointment is being presented to the stockholders for ratification at the Annual Meeting. If the stockholders reject the appointment, the Board will reconsider its selection. PricewaterhouseCoopers LLP has audited the Company's financial statements since the Company's inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Fees billed to the Company by PricewaterhouseCoopers LLP during Fiscal 2001

      Audit Fees:

         Audit fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2001 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $185,000.

      Financial Information Systems Design and Implementation Fees:

         The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

      All Other Fees:

         Fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2001 fiscal year for all other non-audit services rendered to the Company, including tax related services and services related to the Company's acquisition of certain assets of Asurent Technologies, Inc., totaled $347,195.

         The Audit Committee of the Company's Board of Directors has not made a determination as to whether the provision of the services by PricewaterhouseCoopers LLP other than for audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as the Company's independent accountants.

Vote Required; Recommendation of Board of Directors

         The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's appointment. An abstention will have the same effect as a vote against the appointment of the independent accountants, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2002 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL TWO.

Report of the Audit Committee of the Board of Directors

         The Audit Committee of the Board of Directors is comprised of Messrs. Chung, Kortschak, and Phelps. Each such member is a non-employee director, and is "independent" as defined under the National Association of Securities Dealers' listing standards.

         The primary responsibilities of the Audit Committee are to (1) review on a continuing basis the internal financial reporting system and controls and audit function of the Company, (2) review the independent accountants' proposed scope and approach, (3) conduct a post-audit review of the financial statements and audit findings, (4) review the performance and monitor the independent accountants, and (5) recommend resolutions for any dispute between the Company's management and its independent accountants.

         The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees").

         The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 ("Independence Discussion with Audit Committees") and the Audit Committee has discussed with PricewaterhouseCoopers LLP the independence of the auditors from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

         Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                  AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                  Peter Y. Chung
                                  Walter Kortschak
                                  Barry Phelps

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to annual compensation and long-term compensation awarded during the last three fiscal years to the Company's Chief Executive Officer, former Chief Executive Officer and the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                                                              Long Term
                                                           Annual Compensation                            Compensation Awards
                                       --------------------------------------------------------      ------------------------------
                                                                                                     Securities
                                                                                   Other Annual      Underlying       All Other
 Name and Principal Position           Year         Salary         Bonus           Compensation        Options      Compensation (1)
 ---------------------------           ----         ------         -----           ------------        -------      ----------------
Rick Darnaby ........................ 2001(2)     $  138,542     $  116,164        $   70,487(9)      2,747,000         $-
   President and Chief                2000              --             --                --                --           --
   Executive Officer                  1999              --             --                --                --           --

Dan Firestone ....................... 2001(3)     $  360,000     $  205,000        $   10,857           600,000         $-
   Executive Chairman of the          2000           345,000        720,000             4,673              --           --
   Board, former President and        1999           286,667        540,000             3,424           375,000         --
   Chief Executive Officer

Gil Varon ........................... 2001        $  200,000     $   17,813        $  636,608(4)           --           $-
   Director and Vice President,       2000           108,333           --           1,599,482(4)         60,000         --
   Wireline Division                  1999           100,000           --             760,648(4)           --           --

Jeffrey G. Miller ................... 2001        $  250,000     $  104,500        $   79,744(5)        100,000         $-
   Executive Vice President,          2000           229,744        325,000            88,011(5)         90,000         --
   North America                      1999(2)        136,442         98,333           123,086(6)        660,093         --

Gary J. Owen ........................ 2001        $  225,000     $  137,500        $  107,623(7)        100,000         $-
   Chief Financial Officer            2000           201,426        150,000           137,820(7)        100,000         --
                                      1999(2)         87,179         30,625           112,302(8)        405,000         --

Glenn E. Berger ..................... 2001        $  200,000     $   25,500        $   70,890(10)        30,000         $-
   Vice President, Operations         2000           200,000         18,754            27,191(9)           --           --
                                      1999(2)         29,615          3,750             8,845           150,000         --

----------------
(1) Other compensation in the form of perquisites and other personal benefits have been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer.

(2) Mr. Darnaby joined Somera in September 2001; Mr. Miller joined Somera in May 1999; Mr. Owen joined Somera in July 1999; Mr. Berger joined Somera in November 1999.

(3) Mr. Firestone served as President and Chief Executive Officer until September 2001, when he assumed the role as Executive Chairman of the Board.

(4)      Comprised primarily of sales commissions.

(5) Represents primarily loan forgiveness and imputed interest amounts relating to Mr. Miller's employee loan.

(6) Represents primarily imputed interest amounts relating to Mr. Miller's employee loan.

(7) Represents primarily reimbursement for relocation expenses, and loan forgiveness and imputed interest amounts relating to Mr. Owen's employee loans.

(8) Represents primarily reimbursement for relocation expenses, and imputed interest amounts relating to Mr. Owen's employee loan.

(9)      Represents primarily reimbursement for relocation expenses.

(10) Represents primarily loan forgiveness and imputed interest amounts relating to Mr. Berger's employee loan.

Option Grants and Exercises

         The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during fiscal year 2001, as well as options held by such officers as of December 31, 2001, the last day of the Company's 2001 fiscal year. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation from the option exercise price of 0%, 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock.

                          Option Grants In Fiscal 2001

                                            Individual Grants
                            --------------------------------------------------
                            Number of     Percent of                              Potential Realizable Values at Assumed
                            Securities   Total Options                                  Annual Rates of Stock Price
                            Underlying     Granted to    Exercise                      Appreciation for Option Term
                             Options       Employees    Price Per    Expiration         ----------------------------
Name                         Granted      in 2001 (1)   Share (2)     Date (3)           0%         5%           10%
----                         -------      -----------   ---------     --------           --         --           ---
Rick Darnaby..............  1,923,000          38%        $ 4.50        9/17/2011     $ --    $5,442,140   $13,791,450
                              824,000          16%        $ 4.50        9/17/2007       --     1,261,075     2,860,948
Dan Firestone.............    100,000           2%        $ 5.33        6/27/2011       --       335,201       849,465
                              500,000          10%        $ 4.50        9/17/2011              1,415,013     3,585,921
Gil Varon.................         --          --          --              --           --            --            --
Jeffrey G. Miller.........    100,000           2%        $ 5.33        6/27/2011       --       310,382       773,316
Gary J. Owen..............    100,000           2%        $ 5.33        6/27/2011       --       310,382       773,316
Glenn Berger..............     30,000           1%        $ 5.33        6/27/2011       --        93,115       231,995

---------------
(1) Based on the aggregate of options to purchase 4,997,725 shares of common stock granted to employees in 2001.

(2) Options were granted at an exercise price equal to the deemed fair market value of the Company's common stock on the date of the grant, as determined by the board.

(3) Twenty-five percent (25%) of the shares issuable upon exercise of options granted under the Company's 1999 Stock Option Plan generally become vested on the first anniversary of the vesting commencement date and the balance generally vests at the rate of 1/48th of the shares for each month thereafter. A portion of each of these options will accelerate upon a change of control or termination of the optionee's employment. See "Executive Compensation -- Employment Agreements" for further descriptions of these employee benefits.

         The following table sets forth information with respect to options exercised during fiscal 2001 by the Named Executive Officers and the value of unexercised options at December 31, 2001.

Aggregated  Option  Exercises  In Last  Fiscal Year And Fiscal  Year-End  Option
Values

                                                                 Number of Securities           Value of Unexercised
                                                                Underlying Unexercised          In-The-Money Options
                                 Shares                      Options at December 31, 2001     at December 31, 2001 (1)
                                Acquired         Value       ----------------------------    ---------------------------
Name                           on Exercise     Realized      Exercisable    Unexercisable    Exercisable   Unexercisable
----                           -----------     --------      -----------    -------------    -----------   -------------
Rick Darnaby..............          --             --                 --       2,747,000      $             $8,378,350
Dan Firestone.............          --             --            226,563         748,437                     1,747,000
Gil Varon.................          --             --             17,500          42,500
Jeffrey G. Miller.........          --             --            461,935         388,158                       222,000
Gary J. Owen..............          --             --            280,105         324,895                       222,000
Glenn Berger..............          --             --             78,125         101,875                        66,600

---------------
(1) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of the Company's Common Stock at December 31, 2001 ($7.55).

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors currently consists of Messrs. Kortschak and Phelps. None of the members of the Compensation Committee was an officer or employee of the

Company. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

Employment Arrangements

         Rick Darnaby. Mr. Darnaby entered into an employment agreement and commenced his employment with the Company on September 17, 2001. Under the agreement, we have agreed to pay Mr. Darnaby an annual salary of $475,000 and a bonus of up to $400,000 based on the achievement of company performance milestones. Under this agreement, Mr. Darnaby received a bonus for 2001 of $400,000 multiplied by the pro-rata percentage of the calendar year 2001 that Mr. Darnaby's employment represents. Pursuant to the agreement, Mr. Darnaby was granted a stock option to purchase 1,923,000 shares of Company common stock with a per share exercise price equal to the fair market value of the Company's common stock at the date of grant (the "First Stock Option"). The First Stock Option is for a term of ten years and 25% of the shares subject to the stock option will vest after one year and one forty-eighth of the shares will vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four year anniversary of employment commencement. Mr. Darnaby was also granted an additional stock option to purchase 824,000 shares of the Company's common stock with a per share exercise price equal to the fair market value of the Company's common stock at the date of grant (the "Second Stock Option"). The Second Stock Option is for a term of six years and will vest based on the achievement of performance milestones.

         As a part of his employment agreement, we have agreed to provide Mr. Darnaby with an interest-free mortgage loan for the purpose of Mr. Darnaby acquiring a new home. To date, we have not made this loan to Mr. Darnaby. In the event that this loan is made to Mr. Darnaby, the loan will be forgiven over eight years. In the event that Mr. Darnaby is terminated without cause by us, he would be entitled to receive severance payments in an amount of up to twelve months of his base salary and target bonus. In addition, he would be entitled to receive additional vesting of that number of shares subject to his First Stock Option (and any other stock options subsequently granted to Mr. Darnaby, not including the Second Stock Option) that would have become vested had Mr. Darnaby remained employed by us for an additional twelve months. In the event that Mr. Darnaby's employment is terminated within twelve months following a change of control of Somera, 100% of the shares subject to Mr. Darnaby's First Stock Option will vest and become immediately exercisable.

         Dan Firestone. Mr. Firestone entered into a new employment agreement and commenced his new position as Executive Chairman of the Board of the Company on September 17, 2001. Under the agreement, we have agreed to pay Mr. Firestone an annual salary of $400,000 and a bonus of up to $200,000 based on the achievement of performance milestones. Pursuant to this agreement, Mr. Firestone was granted a stock option to purchase 500,000 shares of Company common stock with a per share exercise price equal to the fair market value of the Company's common stock at the date of grant. The stock option is for a term of ten years and 25% of the shares subject to the stock option will vest after one year and one forty-eighth of the shares will vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four year anniversary of employment.

         In the event Mr. Firestone is terminated without cause by us, he would be entitled to receive severance payments in an amount up to twelve months of his base salary and target bonus. In addition, he would be entitled to receive additional vesting of that number of shares subject to his option that would have become vested had Mr. Firestone remained employed by us for an additional twelve months. In the event that Mr. Firestone's employment is terminated within 6 months following a change of control of Somera, 100% of the shares subject to Mr. Firestone's option will vest and become immediately exercisable.

         Jeffrey G. Miller. Mr. Miller entered into an employment agreement and commenced his employment with the Company on May 6, 1999. Under the agreement, we agreed to pay Mr. Miller an annual salary of $225,000 and a bonus of up to $100,000 based on the achievement of performance milestones.
Under this agreement, Mr. Miller received a signing bonus of $40,000. In 2000, the Compensation Committee approved an increase in Mr. Miller's base salary to $250,000 and an increased bonus of up to

$437,500  based  on  achievement  of  performance   milestones.   In  2002,  the
Compensation Committee approved an increased bonus of up to $440,000 based on achievement of individual and company performance milestones.

         As a part of this employment agreement, we have provided Mr. Miller with an interest-free mortgage loan in the amount of $600,000 for the purpose of Mr. Miller acquiring a new home. Under the agreement, if Mr. Miller remains employed with us, the loan will be forgiven over eight years for $50,000 per year for the first four years and $100,000 per year for the final four years. We will retain a mortgage security interest in the home during the term of the loan. In the event Somera experiences a change of control and Mr. Miller is terminated without cause or constructively terminated within twelve months, the outstanding balance of the loan will be forgiven. In the event Mr. Miller is terminated without cause by us, the loan will be due and repayable upon one year after he is first able to sell his shares following this offering. In addition, he would be entitled to receive severance equal to one year of his base salary and target bonus and additional vesting of that number of shares subject to his option that would have become vested had Mr. Miller remained employed by us for an additional six months. In the event Mr. Miller leaves our employment voluntarily during the term of the loan, the loan would be due and repayable within six months of the date of the termination of his employment.

         Gary J. Owen. Mr. Owen entered into an employment agreement with the Company on July 16, 1999 and commenced his employment with the Company on July 26, 1999. Under the agreement, we have agreed to pay Mr. Owen an annual salary of $200,000 and a bonus of up to $25,000 based on the achievement of performance milestones. Under this agreement, Mr. Owen received a signing bonus of $15,000. In 2000, the Compensation Committee approved an increase in Mr. Owen's base salary to $225,000 and an increased bonus of up to $337,500 based on the achievement of performance milestones. In 2002, the Compensation Committee approved an increase in Mr. Owen's base salary to $250,000 and an increased bonus of up to $400,000 based on the achievement of individual and company performance milestones.

         As a part of his employment agreement, we have provided Mr. Owen with an interest-free mortgage loan in the amount of approximately $1.4 million for the purpose of Mr. Owen acquiring a new home. We will retain a mortgage security interest in the home during the term of the loan. As a part of his employment relationship, $300,000 of the loan was agreed to be forgiven by our Board of Directors in February, 2000. Under this agreement, if Mr. Owen remains employed with us, the loan will be forgiven over eight years for $25,000 per year for the first four years and $50,000 per year for the final four years. In the event Mr. Owen is terminated without cause by us, he would be entitled to receive severance payments in an amount up to twelve months of his base salary and target bonus. In addition, he would be entitled to receive additional vesting of that number of shares subject to his option that would have become vested had Mr. Owen remained employed by us for an additional six months. In the event of a change of control of Somera, 50% of the shares subject to Mr. Owen's option, together with any subsequent options granted to him, will vest and become immediately exercisable.

         Glenn Berger. Mr. Berger entered into an employment agreement with the Company on October 8, 1999 and commenced his employment with the Company on November 8, 1999. Under the agreement, the Company has agreed to pay Mr. Berger an annual salary of $200,000 and a bonus of up to $45,000 based on the achievement of performance milestones. In 2002, the Compensation Committee approved an increased bonus of up to $110,000 based on the achievement of individual and company performance milestones.

         As a part of his employment agreement, we have provided Mr. Berger with an interest-free mortgage loan in the amount of approximately $300,000. The loan will be forgiven over eight years for $22,500 in the first year, $25,000 per year for the second and third years, $50,000 per year for the next four years, and $27,500 in the final year. In the event that Mr. Berger is terminated without cause by us, he would be entitled to receive severance payments in an amount of up to six months of his base salary and target bonus. In addition, he would be entitled to receive additional vesting of that number of shares subject to his option that would have become vested had Mr. Berger remained employed by us for an additional six months. In the event of a change of control of Somera, 25% of the shares subject to the Mr. Berger's option, together with any subsequent options granted to him, will vest and become immediately exercisable.

Report of the Compensation Committee of the Board of Directors

         The Compensation Committee (the "Committee") consists of Messrs. Kortschak and Phelps. The Committee recommends, subject to the Board's approval, compensation for executive officers and evaluates performance of management.

Compensation Philosophy

         The  Company   operates  in  the  competitive   and  rapidly   changing
environment of high technology businesses. The Committee seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment. The Company's compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of the Company's compensation program are to align compensation with the Company's business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to the Company's long-term success.

Compensation Components

         The Company's executive officers are compensated with a salary, and are eligible for bonus and stock option awards. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation. In 2001, the Committee approved increases in several of the compensation arrangements for the Named Executive Officers. Please see "Executive Compensation--Employment Arrangements." Also in 2000, the Committee approved a change in Mr. Varon's (the Company's Vice
President, Wireline Division) compensation such that Mr. Varon's annual base salary was increased to $200,000, his sales commission rate was decreased, and his bonus level was increased to a bonus of up to $50,000 based on the achievement of performance milestones.

         Salary. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to several surveys of salaries paid to executive with similar responsibilities at comparable companies, generally in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

         Stock Options. Stock options awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods (usually 48 months) to retain executives and encourage sustained contributions. The exercise price of options are not less than the closing market price of the common stock on the date of grant. These options will acquire value only to the extent that the price of the Company's Common Stock increases relative to the market price at the date of grant.

Chief Executive Officer's Compensation

         Mr. Firestone's and Mr. Darnaby's compensation for 2001 were determined by the Compensation Committee based on their assessment of the current market and compensation for an executive of his level of experience and expertise, with consideration for his past performance and anticipated future contribution.

                                                COMPENSATION COMMITTEE OF THE
                                                BOARD OF DIRECTORS

                                                Walter Kortschak
                                                Barry Phelps

                             STOCK PERFORMANCE GRAPH

Stockholder Return Comparison

         The graph below compares the cumulative total return on the Company's Common Stock for the period commencing November 12, 1999 and ending December 31, 2001 compared to the NASDAQ Composite Index and NASDAQ Telecommunications Index. The graph assumes that $100 was invested on the date of the Company's initial public offering, November 12, 1999. Historic stock price performance should not be considered indicative of future stock price performance.

    Comparison of Cumulative Total Return Among Somera Communications, Inc.,
        The NASDAQ Composite Index, and NASDAQ Telecommunications Index

  [The following table was depicted as a line chart in the printed material.]

                                                                  NASDAQ
                                          NASDAQ Composite   Telecommunications
  Measurement Period        Somera             Index               Index
  ------------------        ------             -----               -----
11/12/99..............        100               100                 100
12/31/99..............        103               126                 122
 3/31/00..............        101               142                 132
 6/30/00..............        114               123                 105
 9/30/00..............         79               114                  88
12/31/00..............         72                77                  56
 3/31/01..............         38                57                  39
 6/30/01..............         60                67                  37
 9/30/01..............         36                47                  24
12/31/01..............         63                61                  28

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 27, 2002 by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and each nominee, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

         Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 27, 2002 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Somera Communications, 5383 Hollister Avenue, Santa Barbara, California 93111.

         The applicable percentage of ownership for each stockholder is based on 48,793,960 shares of common stock outstanding as of March 27, 2002, together with applicable options for that stockholder.

                                                                         Vested        Common Stock and    Percentage
            Name of Beneficial Owner                 Common Stock      Options (1)      Vested Options      of Total
            ------------------------                 ------------      -----------      --------------      --------
Dan Firestone (2)..................................    8,089,982         323,958           8,413,940            17.1%
Rick Darnaby.......................................            0               0                   0                *
Jeffrey G. Miller..................................        6,250         598,402             604,652             1.2%
Gary J. Owen.......................................        1,581         391,041             392,622                *
Gil Varon..........................................    8,374,569          23,750           8,398,319            17.2%
Glenn Berger.......................................        4,999         111,250             116,249                *
Walter G. Kortschak (3)............................           --              --                  --               --
   c/o Summit Partners
   499 Hamilton Avenue, Suite 200
   Palo Alto, CA 94301
Peter Y. Chung (4).................................           --              --                  --               --
   c/o Summit Partners
   499 Hamilton Avenue, Suite 200
   Palo Alto, CA 94301
Barry Phelps (5)...................................         304           35,417              35,721                *
Summit Funds (6)...................................  12,082,333               --          12,082,333            24.8%
   c/o Summit Partners
   499 Hamilton Avenue, Suite 200
   Palo Alto, CA 94301
All executive officers and directors as a group
   (9 persons).....................................  16,477,685        1,483,818          17,961,503            35.7%

--------------
*        Represents beneficial ownership of less than 1%

(1) Represents shares issuable upon exercise of options to purchase Somera Common Stock that are exercisable within 60 days of March 27, 2002.

(2) Consists of 8,060,654 shares of common stock owned by the Daniel Firestone Living Trust. Mr. Firestone has voting and dispositive power with respect to the shares held by the Daniel Firestone Living Trust. Also consists of 29,328 shares of common stock owned by the Sara Firestone Somera Investment Trust and the Andrew Firestone Somera Investment Trust, over which Mr. Firestone does not have voting or dispositive power and disclaims beneficial ownership.

(3) Mr. Kortschak, one of our directors, is a managing member of Summit Partners, LLC, which is the general partner of Summit Partners, V, which is the general partner of each of Summit Ventures V, Summit V Advisors Fund (QP), and Summit V Advisors Fund. Mr. Kortschak is also a general partner of Summit Investors III. Summit Partners, LLC, through an investment committee, has voting and dispositive power with respect to the shares owned by the Summit funds. Mr. Kortschak does not have voting or dispositive power with respect to the shares owned by the Summit funds and disclaims beneficial ownership of these shares.

(4) Mr. Chung, one of our directors, is a member of Summit Partners, LLC, which is the general partner of Summit Partners V, which is the general partner of each of Summit Ventures V, Summit V Advisors Fund (QP), and Summit V Advisors Fund. Summit Partners, LLC, through an investment committee, has voting and dispositive power with respect to the shares owned by the Summit funds. Mr. Chung does not have voting or dispositive power with respect to the shares owned by the Summit funds and disclaims beneficial ownership of these sales.

(5) Consists of shares held by The Phelps Family Trust over which Mr. Phelps has voting and dispositive power.

(6) Consists of 11,082,581 shares of common stock owned by Summit Ventures V, 635,075 shares of common stock owned by Summit V Advisors Fund (QP), 194,075 shares of common stock owned by Summit V Advisors Fund, and 170,602 shares of common stock owned by Summit Investors III.

                              CERTAIN TRANSACTIONS

Miller Loan Agreement

         We have provided Jeffrey G. Miller, our executive vice president, North America, with a $600,000 interest-free mortgage loan. This loan was made in conjunction with his employment agreement dated May 6, 1999 to assist with Mr. Miller's relocation to the Santa Barbara, California area and his purchase of a home. If Mr. Miller remains employed with us, this loan will be forgiven over an eight-year period. During fiscal 2001, $50,000 was forgiven on this loan, and as of December 31, 2001, $500,000 was outstanding on this loan.

Owen Loan Agreement

         We have provided Gary Owen, our chief financial officer, with a $1.4 million six-month interest-free mortgage loan. This loan was made in conjunction with his employment agreement dated July 16, 1999 to assist with Mr. Owen's relocation to the Santa Barbara, California area and his purchase of a home. As a part of his employment relationship, $300,000 of the loan was agreed to be forgiven by our Board of Directors in February 2000. Under the agreement, if Mr. Owen remains employed with us, the loan will be forgiven over eight years for $25,000 per year for the first four years and $50,000 per year for the final four years. During fiscal 2001, $25,000 was forgiven on this loan. In June 2000, Mr. Owen repaid $425,000 of the principal balance of this loan. In September 2000, the Company provided an additional loan of $300,000 to Mr. Owen. The new loan is also interest-free and repayable in October 2003. The due date of the remaining amount of the original loan, excluding the new loan and the amounts to be forgiven, was extended to October 19, 2003. As of December 31, 2001, approximately $1,175,000 of the loans were outstanding.

Berger Loan Agreement

         We have provided Glenn Berger, our vice president of operations, with a $300,000 interest-free mortgage loan. This loan was made in conjunction with his employment agreement dated October 8, 1999 to assist with Mr. Berger's relocation to the Santa Barbara, California area and his purchase of a home. If Mr. Berger remains employed with us, this loan will be forgiven over an eight-year period for $22,500 in the first year, $25,000 per year for the second and third years, $50,000 per year for the next four years, and $27,500 in the final year. During fiscal 2001, $22,500 was forgiven on this loan, and as of December 31, 2001, $277,500 was outstanding on this loan.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal 2001, all filing requirements applicable to its officers, directors and ten percent stockholders were satisfied, except as follows: Glenn Berger's filing for the month of December 2001 was untimely.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.


                                                 THE BOARD OF DIRECTORS

Santa Barbara, California
April 18, 2002

                           SOMERA COMMUNICATIONS INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Rick Darnaby and Gary Owen, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Somera Communications, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California, on May 22, 2002, at 4:00 p.m., local time, or any adjournment thereof and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth below:

1. Proposal to elect the following nominees as members of our board of directors:

         | |  FOR nominees listed below (except as indicated)

         | |  WITHHOLD authority to vote for the nominees listed below

                  Dan Firestone
                  Walter G. Kortschak

         (Instruction: If you wish to withhold authority to vote for any individual nominee, strike a line through such nominee's name above.)

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the 2002 fiscal year.

         | |  FOR    | |  AGAINST    | |  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other matters(s) which may properly come before the annual meeting, or at any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES FOR ELECTION AS DIRECTORS, AND TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2002.

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the annual meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Signature: ________________________________________      Dated: ________________

Signature: ________________________________________      Dated: ________________

NOTE: THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER EXACTLY AS HIS, HER OR ITS NAME APPEARS HEREON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE AND IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.